Rule 424(b)(3)
                                 Registration Statement 333-96667



                      PROSPECTUS SUPPLEMENT
                     DATED JANUARY 27, 2003
                               TO
                 PROSPECTUS DATED JULY 30, 2002

             _______________________________________


                  ALPHA HOSPITALITY CORPORATION

             _______________________________________



     This Prospectus Supplement, dated January 27, 2003 ("Supplement"), supplements that certain Prospectus dated July
30, 2002 (the "Prospectus") and should be read in conjunction with such Prospectus. All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Prospectus.

     The   section   of   the  Prospectus  captioned   "Plan   of
Distribution" is amended and restated as set forth below.

                      PLAN OF DISTRIBUTION

     The selling shareholders, or their respective pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus (all of whom may be selling shareholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed or quoted, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

     The selling shareholders may sell the securities by one or more of the following methods, without limitation:

       block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

       purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus, including resale to another broker or dealer;

       an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

       ordinary brokerage transactions and transactions in which the broker solicits purchases;

       privately negotiated transactions;

       short sales;

       through the writing of options on the securities, whether or not the options are listed on an options exchange;

       through the distribution of the securities by any selling shareholders to its partners, members or stockholders;

       one or more underwritten offerings on a firm commitment or best efforts basis; and

       any combination of any of these methods of sale.

     The distribution of the shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed or quoted, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Assuming that required holding periods and other criteria are satisfied, the selling shareholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

     To the extent required under the Securities Act of 1933, the aggregate amount of any selling shareholder securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' securities, for whom they may act

(which compensation  as  to  a
particular   broker-dealer  might  be  in  excess  of   customary
commissions).

     The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

     The selling shareholders may enter into hedging transactions with third parties, which may in turn engage in short sales of the securities in the course of hedging the position they assume. The selling shareholders may also enter into short positions or other derivative transactions relating to the securities, or interests in the securities, and deliver the securities, or interests in the securities, to close out their short or other positions or otherwise settle short sales or other transactions, or loan or pledge the securities, or interests in the securities, to third parties that in turn may dispose of these securities.

     Shares may also be offered and sold, if so indicated in the related prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment in connection with their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Alpha or the selling shareholders. Any remarketing firm will be identified and the terms of its agreement, if any, with Alpha or the selling shareholders and its compensation will be described in a related prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the shares remarketed by them.

     The selling shareholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including Regulation M. Under those rules and regulations, they:

       may not engage in any stabilization activity in connection with our securities;

       must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and

       may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

     We will not receive any proceeds from the sale of the shares. We will pay the expenses of preparing this prospectus and the related registration statement.

     We can not assure you that the selling shareholders will sell all or any portion of the securities offered hereby.

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Alpha Hospitality Corporation's Corporate Secretary at 707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 or call (847) 418-3804.